SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
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     This Second Amendment to Employment Agreement is made and entered into as of December 10, 1997, by and between Kaiser Aluminum Corporation ("KAC") and Kaiser Aluminum & Chemical Corporation ("KACC"), which are collectively referred to herein as the "Company", and George T. Haymaker, Jr., referred to herein as "Haymaker". The Company and Haymaker are collectively referred to herein as the "Parties".

     WHEREAS, the Company and Haymaker entered into an Employment Agreement on and as of April 1, 1993 (the "Agreement"); and

     WHEREAS, the Parties entered into a First Amendment (the "First Amendment") of said Agreement on and as of November 28, 1995, to clarify and amend certain provisions of the Agreement; and

     WHEREAS, the Parties wish to extend the Term of the Agreement including the First Amendment and to amend certain other provisions to recognize events during the passage of time since the First Amendment;

     NOW, THEREFORE, the Parties do covenant and agree and amend the Agreement, as amended by the First Amendment, as follows:

     1. Section 2 of the Agreement is amended to read in full as follows:

     2.   TERM AND STARTING DATE

          This Agreement and its Amendments shall be binding and effective from and after the date of its execution, April 1, 1993, and shall continue, subject to earlier termination as hereinafter set forth, until December 5, 1999, Haymaker's sixty-second birthday.

     2. Section 3 of the First Amendment and the Agreement are amended to read in full as follows:

     3.   SALARY AND BONUS

          Until the last day of January, 1998, Haymaker will be paid a base salary of $504,000. Effective February 1, 1998, Haymaker will be paid a base salary of no less than $569,000. Haymaker is a continuing participant in the Kaiser Executive Compensation Programs which went into effect in 1995, 1996, and 1997, and will participate in future approved Executive Compensation Programs going into effect in 1998 and 1999.

          The Total Annual Incentive Target for Haymaker's participation in the Executive Compensation Programs was set at $1,035,000 as of July
30, 1997, and will be increased to $1,315,000 at January 31, 1998, as previously approved by the Compensation Committee. The Total Annual Incentive Target includes both a Short Term Incentive Target for the applicable year and the Long Term Incentive Target for a Performance
Period covering three years including the applicable year.

          Haymaker's Short Term Incentive Target for 1997 is $311,000, and his Long Term Incentive Targets for the years ending 1997, 1998, and 1999 are: $717,100; $818,500; and $850,000, respectively, such amounts being equal to the Long Term Incentive Targets approved at the beginning of each Long Term Incentive Performance Period adjusted for the amounts and effective dates of subsequent increases approved by the Compensation Committee.

          Haymaker's Short Term Incentive Target for 1998 and 1999 will be $387,900 and $395,000, giving effect to the levels previously approved by the Compensation Committee, unless subsequently increased by the Committee; and his Long Term Incentive Targets for the portions of the three year Long Term Incentive Performance Periods ending in the years 2000 and 2001 in which he participates will be $914,600 and $920,000, respectively, also giving effect to the amounts previously approved by the Compensation Committee, unless subsequently increased by the Committee.

     3. Section 10(d) of the Agreement is amended to read in full as follows:

          d.   By the Company Without Cause

          This Agreement may also be terminated by the Company without cause upon 30 days advance written notice to Haymaker. However, if the Company terminates this Agreement without cause prior to the full vesting of the SERB, the initial grant of options to Haymaker made in accordance with this Employment Agreement shall fully vest and become exercisable commencing at the time that the notice of termination is provided to Haymaker. KACC shall also pay to Haymaker a severance payment equal to two times the amount of Haymaker's base annual salary at the time of the notice of termination.

     IN WITNESS WHEREOF, the Parties have signed this Second Amendment to Employment Agreement as of the date first above written.

Haymaker                      The Company
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                              Kaiser Aluminum Corporation


/s/ George T. Haymaker, Jr.
--------------------------
George T. Haymaker, Jr.       By     /s/ E. Bruce Butler
                                 -----------------------------
                              E. Bruce Butler
                              Vice President and General Counsel


                              Kaiser Aluminum & Chemical
                               Corporation


                              By:    /s/ E. Bruce Butler
                                 -----------------------------
                              E. Bruce Butler
                              Vice President and General Counsel